                                                                    EXHIBIT 99.1
MUTUAL RISK MANAGEMENT LTD. (NYSE:MM)


Contact:  Robert A. Mulderig, Chairman & C.E.O.
          Andrew Cook, Senior Vice President & C.F.O.
          (800) 772 0849 or (441) 295 5688


              MUTUAL RISK MANAGEMENT REPORTS OPERATING RESULTS FOR
                       FOURTH QUARTER AND FULL YEAR 2000.

   Takes $46.1 Million Fourth Quarter Charge to Establish Reserves Related to
                            Reinsurance Receivables

  Excluding Charge, Fourth Quarter Operating Income Increases 29% to $0.32 per
                                  Common Share

   Improved Pricing Strengthens Corporate Risk Management Business as Program
               Business is Restructured to Improve Profitability

Hamilton, Bermuda, February 15, 2001 -- Mutual Risk Management Ltd. (NYSE:MM) today released operating results for the fourth quarter and year ended December 31, 2000, which includes a one-time fourth quarter after-tax charge of $46.1 million or $1.11 per common share to establish a reserve primarily for reinsurance receivables in the Company's Program Business segment. This reserve will allow the Company to settle reinsurance disputes, provide for credit exposure to certain of its reinsurers and facilitate commutations of reinsurance contracts without adversely affecting income in future periods and should have a positive impact on the Company's operating cash flow in future periods. The charge will also increase the Company's provisions related to terminated programs and increase its reserve for losses and loss expenses.

As a result of this fourth quarter charge, the Company reported an operating loss of $32.9 million or $0.79 per common share for the quarter and operating income of $4.3 million or $0.10 per common share for the full year 2000.

Excluding the fourth quarter charge, the Company reported operating income of $13.2 million, or $0.32 per common share for the fourth quarter, a 29% increase over the comparable period in 1999, and $50.4 million, or $1.20 per diluted share for the year ended December 31, 2000, versus $55.6 million, or $1.24 per diluted share in 1999. Fee income increased 37% for the fourth quarter to $56.0 million and 17% to $207.5 million for the full year.

OPERATING RESULTS


The Company's operating results for the fourth quarter and year ended December 31, 2000 were as follows:


                                                      Fourth Quarter to December 31,
                                                   2000                            1999
                                       ------------------------------   -----------------------------
                                                  ($ thousands except per share data)

                                                          PER                             PER
                                                     COMMON SHARE                    COMMON SHARE
                                                     ------------                    ------------

                                                   Basic     Diluted               Basic     Diluted

Operating (loss) income                $(32,911)  $ (0.79)     $(0.79)  $10,205   $  0.25     $  0.25
Realized capital losses (a)              (2,298)    (0.06)      (0.06)   (1,840)    (0.05)      (0.05)
Extraordinary loss (d)                   (2,500)    (0.06)      (0.06)     (182)    (0.00)      (0.00)
                                       --------   -------      ------   -------   -------     -------
Net (loss) income available to
 Common Shareholders                   $(37,709)  $ (0.91)     $(0.91)  $ 8,183   $  0.20     $  0.20
                                       ========   =======      ======   =======   =======     =======

Average number of
 shares outstanding (000's)                        41,399      41,399 (b)          41,560      41,581 (c)
                                                  -------      ------             -------     -------


                                                         Year Ended December 31,
                                                   2000                            1999
                                       ------------------------------   -----------------------------
                                                  ($ thousands except per share data)

                                                          PER                             PER
                                                     COMMON SHARE                    COMMON SHARE
                                                     ------------                    ------------

                                                   Basic     Diluted               Basic     Diluted

Operating income                       $  4,273   $  0.10      $ 0.10   $55,575   $  1.30     $  1.24
Realized capital losses (a)              (3,028)    (0.07)      (0.07)   (4,955)    (0.12)      (0.10)
Extraordinary loss (d)                   (6,827)    (0.17)      (0.17)     (182)    (0.00)      (0.00)
                                       --------   -------      ------   -------   -------     -------
Net (loss) income available to
 Common Shareholders                   $ (5,582)  $ (0.14)     $(0.14)  $50,438   $  1.18     $  1.14
                                       ========   =======      ======   =======   =======     =======

Average number of
 shares outstanding (000's)                        41,245      41,245 (b)          42,797      49,607
                                                  -------      ------             -------     -------

(a)  Net of tax.
(b) Excludes the conversion of convertible debentures and options, which have an anti-dilutive effect.
(c) Excludes the conversion of convertible debentures, which have an anti-dilutive effect.
(d)  Extraordinary loss on extinguishment of debt, net of tax.

Excluding the fourth quarter charge, the Company's operating results for the fourth quarter and year ended December 31, 2000 were as follows:


                                                      Fourth Quarter to December 31,
                                                   2000                            1999
                                       ------------------------------   -----------------------------
                                                  ($ thousands except per share data)

                                                        PER                             PER
                                                   COMMON SHARE                    COMMON SHARE
                                                   ------------                    ------------

                                                Basic     Diluted               Basic     Diluted

Operating income                       $13,195  $  0.32      $0.32   $10,205  $  0.25    $  0.25
                                       =======  =======  =========   =======  =======  =========

Average number of
 shares outstanding (000's)                      41,399     41,789 (e)         41,560     41,581 (e)
                                                -------  ---------            -------  ---------



                                                         Year Ended December 31,
                                                   2000                            1999
                                       ------------------------------   -----------------------------
                                                  ($ thousands except per share data)

                                                        PER                             PER
                                                   COMMON SHARE                    COMMON SHARE
                                                   ------------                    ------------

                                                 Basic     Diluted               Basic     Diluted
Operating income                       $50,379  $  1.22      $1.20   $55,575  $  1.30    $  1.24
                                       =======  =======  =========   =======  =======  =========

Average number of
 shares outstanding (000's)                      41,245     41,611 (e)         42,797     49,607
                                                -------  ---------            -------  ---------

(e) Excludes the conversion of convertible debentures, which have an anti-dilutive effect.


In a joint statement, Robert A. Mulderig, Chairman and Chief Executive Officer and John Kessock, Jr., President said: "The improvement in property casualty pricing, which occurred during 2000, has positively affected new unit sales and fee income in our Corporate Risk Management business segment. This should have a positive impact on our mix of business and therefore our performance as we move into the new year. Corporate Risk Management sales for the fourth quarter of 2000 produced a record 16 new accounts compared to 5 in the 1999 fourth quarter. Corporate Risk Management fees increased by 10% in the quarter and Financial Services fees continued their solid growth in the quarter at 48%."

"The charge we announce today was taken after a comprehensive review of our reinsurance receivables and the small number of disputed claims that have occurred. Although we continue to believe that we would prevail in the ultimate resolution of each outstanding reinsurance dispute, we will now aggressively attempt to resolve them on acceptable terms. As we settle the disputes through arbitration or other means, any charges incurred in future periods will be offset against the reserve established through this charge. We expect that the reserve will be adequate to put these issues behind us."


"Over the last year we have strengthened our Program Operations department and imposed stricter underwriting and operating standards on new and renewal programs", continued Mulderig and Kessock. "We continue to expect these actions, combined with the changing market conditions, to slow the growth of our Program Business segment. We have determined that due to improving market conditions, we will selectively accept retentions on certain of our programs in partnership with reinsurers, which will serve to facilitate the purchase of reinsurance on these programs, reduce the growth of our reinsurance receivables and improve operating cash flow. We do not expect this increase in retentions to significantly increase our net earned premium in 2001."



FAVORABLE SETTLEMENT OF TWO DISPUTES


During the fourth quarter of 2000, the Company settled two reinsurance arbitration proceedings at a total cost of less than $300,000 after tax. As of December 31, 2000, the Company was involved in five reinsurance disputes involving approximately $56 million of unreimbursed paid losses. During February 2000, the Company received a payment on one of these disputes of $12.3 million from reinsurers, further reducing the amount owed. Cash flow from operations for the fourth quarter was, as expected, positive and amounted to $23.4 million. This produced positive cash flow from operations for the 2000 year of $12.9 million.

OPERATING RESULTS BY SEGMENT


The Program Business segment, which involves replacing traditional insurers and acting as a conduit between producers of specialty books of business and reinsurers wishing to write that business, accounted for 55% of total fee income in the quarter and 57% for the year ended 2000 compared to 48% and 53% in 1999. Fees from Program Business increased 59% in the fourth quarter to $30.9 million, and increased by 24% to $118.0 million for the year compared to $19.4 million and $95.1 million, respectively, in 1999. This resulted primarily from the growth of existing programs due to premium increases and decreased competition. Profit margins were 22% for the quarter and 27% for the year, as compared to 8% and 28% in 1999. The Company expects that the number of programs in its Program Business segment will decline during 2001, but that the remaining programs will be larger and more profitable due to increased pricing rates, decreased competition and the non-renewal of marginal and unprofitable programs both by the Company and its reinsurers.



Gross premiums written increased 18% to $1.4 billion for 2000 as compared to $1.2 billion in 1999, primarily as a result of the growth within the Program Business segment. Program Business generally involves greater premium volume per unit than Corporate Risk Management business. Premiums earned increased 48% to $62.6 million in the fourth quarter and 40% to $254.5 million in the year, as compared to $42.2 million and $181.8 million in 1999. Increases in premiums earned were also primarily due to the growth within the Program Business segment.


The fourth quarter charge, which primarily relates to terminated programs in the Company's Program Business segment, significantly increased both acquisition costs and losses and loss expenses incurred and resulted in an underwriting loss for the quarter of $72.0 million and $82.9 million for the full year 2000, as compared to $0.9 million and $17.5 million in the 1999 periods.


During the fourth quarter, the Company contributed an additional $50 million to the capital of The Legion Companies. The Legion Companies had statutory policyholders' surplus at December 31, 2000 of approximately $400 million. The Legion Companies' statutory surplus was not significantly affected by the fourth quarter charge, because, for statutory accounting purposes, these companies had already established a balance sheet reserve against Reinsurance receivables in prior periods.

Corporate Risk Management, the Company's original business segment, involves providing services to businesses and associations seeking to insure a portion of their risk in a loss sensitive Alternative Market structure. This segment accounted for 24% of total fee income in the fourth quarter and 22% for the year, down from 29% and 28% in the corresponding 1999 periods. Corporate Risk Management fees increased by 10% in the fourth quarter to $13.1 million, but decreased by 5% for the year to $46.7 million. Profit margins were 26% for both the quarter and the year as compared to 14% and 32% in 1999. The Company expects that a continuing firming of prices generally will continue to improve the sale of Corporate Risk Management accounts and associated fees. This was reflected in strong unit sales during the fourth quarter.


The Company's Specialty Brokerage business segment provides access to Alternative Risk Transfer insurers and reinsurers in Bermuda and Europe. The segment produced $3.9 million of total fee income in the fourth quarter and $14.8 million for the year, representing 7% of total fee income in both the fourth quarter and year. Specialty Brokerage fees decreased by 1% in the fourth quarter, but grew by 8% in the year as a result of increased business placed in Bermuda and London. Profit margins increased to 35% in the fourth quarter, but decreased to 31% for the year, as compared to 34% and 38% in 1999 as a result of increased operating expenses.



The Financial Services business segment provides administrative services to offshore mutual funds and other companies, offers a proprietary family of mutual funds as well as asset accumulation life insurance products for the high net worth market and provides trust and private client services. The segment accounted for 14% of total fee income for the fourth quarter and year ended December 31, 2000. The recent acquisition of the Valmet Group will expand the Company's Financial Services segment. Financial Services may account for as much as 20% of the Company's fees in 2001. Fees from Financial Services increased in the quarter by 48% to $8.1 million, and by 43% to $27.9 million for the year, primarily as a result of an increase in mutual fund assets under administration, which exceeded $36 billion at December 31, 2000. Profit margins in the Financial Services segment have been adversely affected by the previously announced revised executive incentive plan and staff expansion costs to service new business, but increased to 16% in the fourth quarter and 18% for the year compared to 11% and 7% in 1999. Excluding the revised executive incentive plan, which will have no effect after December 31, 2000, the profit margins in this segment would have been 19% for the quarter and 22% for the year as compared to 20% and 17% for the corresponding 1999 periods.

Net investment income increased by 8% to $9.0 million in the fourth quarter and by 17% to $39.3 million for the year. Investment yields were 7.3% in the fourth quarter and 7.6% for the full year as compared to 6.9% in both periods of 1999. The increase for the year includes $3.7 million of investment income from a special purpose entity, Endeavour Real Estate Securities Ltd. ("Endeavour") recorded in the first quarter of 2000. Endeavour was established by the Company's Financial Services segment to offer offshore investors an opportunity to invest in U.S. real estate investment trusts. The investment income from Endeavour in the first quarter was offset by $1.4 million of realized losses, $1.9 million of interest expense, $0.9 million of operating expenses and $(0.8) million of minority interest. In the second quarter of 2000, the ownership structure of Endeavour was changed so that it is no longer consolidated on a line by line basis, but is accounted for on an equity basis.


Operating expenses increased 21% to $43.1 million for the quarter and 21% to $155.5 million for the year, as compared to $35.6 million and $128.5 million for the corresponding 1999 periods. The increase in operating expenses is attributable to growth in personnel and other expenses to service the Company's business, the effect of recent acquisitions and $0.9 million of operating expenses from Endeavour recorded in the first quarter of 2000.


2001 EARNINGS


The Company currently expects net operating income for 2001 to amount to between $1.25 and $1.40 per common share. This assumes the continued amortization of goodwill of approximately $0.09 per common share annually.


CONFERENCE CALL INFORMATION


The Company will conduct a conference call for interested shareholders, analysts and investors on Thursday, February 15, 2001 at 10.30 a.m. E.S.T. which can be accessed by calling (212) 896-6061 or logging on to the Company's website at www.accessmrm.com (or www.streetfusion.com). A replay of the conference call
-----------------     ---------------------
will be available at 1-800-633-8284 (reservation #17244029 until 12.30 p.m. E.S.T., Thursday February 22, 2001.


Mutual Risk Management Ltd. provides risk management services to clients in the United States, Canada and Europe seeking alternatives to traditional commercial insurance for certain of their risk exposures, as well as financial services to offshore mutual funds and other companies. Mutual Risk Management Ltd. (MM) Common Shares are listed on the New York and Bermuda stock exchanges.

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws with regard to our future growth, profitability and income from some of our business segments. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in these laws. These statements are not guarantees of performance. Actual events or results may differ materially from our expectations. The Company assumes no obligation to update any forward-looking information set forth in this release, which speaks as of the date specified. Important factors that could cause our actual results to be materially different from our expectations include changing market conditions and those factors discussed in our Annual Report on Form 10-K, as amended, under the caption "Risk Factors".

           SUPPLEMENT No. 1 TO NEWS RELEASE DATED FEBRUARY 15, 2001

        MUTUAL RISK MANAGEMENT LTD.  FOURTH QUARTER REPORTED EARNINGS.

                                                                    Quarter Ended                    Year Ended
                                                                     December  31,                   December 31,
                                                                 2000            1999             2000            1999
(Dollars in thousands, except per share data)

REVENUES
       Fee income                                               $55,994         $40,736         $207,513        $177,711
       Premiums earned                                           62,573          42,228          254,505         181,798
       Net investment income                                      9,040           8,397           39,332          33,616
       Realized capital losses                                   (2,567)        (1,974)           (4,735)         (5,199)
       Other income (losses)                                        561            (94)            1,202            (300)
                                                            ------------   ------------      ------------    ------------
       Total Revenues                                           125,601         89,293           497,817         387,626
                                                            ------------   ------------      ------------    ------------
EXPENSES
       Losses and loss expenses incurred                         94,458         31,781           227,155         147,705
       Acquisition costs                                         40,162         11,341           110,226          51,582
       Operating expenses                                        43,118         35,595           155,453         128,524
       Interest expense                                           4,555          2,146            19,192           6,807
       Other expenses                                             1,012            707             4,188           2,701
                                                            ------------   ------------      ------------    ------------
       Total Expenses                                           183,305         81,570           516,214         337,319
                                                            ------------   ------------      ------------    ------------
(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTEREST         (57,704)         7,723           (18,397)         50,307
       Income taxes                                             (22,551)          (694)          (19,133)           (365)
                                                            ------------   ------------      ------------    ------------
(LOSS) INCOME BEFORE MINORITY INTEREST                          (35,153)         8,417               736          50,672
       Minority interest                                            (56)           (52)              509             (52)
                                                            ------------   ------------      ------------    ------------
(LOSS) INCOME BEFORE EXTRAORDINARY LOSS                         (35,209)         8,365             1,245          50,620
       Extraordinary loss                                        (2,500)          (182)           (6,827)           (182)
                                                            ------------   ------------      ------------    ------------
NET (LOSS) INCOME AVAILABLE TO
COMMON SHAREHOLDERS                                            ($37,709)        $8,183           ($5,582)        $50,438
                                                            ============   ============      ============    ============
       BASIC EARNINGS PER COMMON SHARE
       Operating (loss) income (a)                               ($0.79)         $0.25             $0.10           $1.30
       Realized capital losses - net of tax                       (0.06)         (0.05)            (0.07)          (0.12)
       Extraordinary loss (d)                                     (0.06)          0.00             (0.17)          (0.00)
                                                            ------------   ------------      ------------    ------------
       Basic EPS                                                 ($0.91)         $0.20            ($0.14)          $1.18
                                                            ------------   ------------      ------------    ------------
       DILUTED EARNINGS PER COMMON SHARE
       Operating (loss) income (a)                               ($0.79)         $0.25             $0.10           $1.24
       Realized capital losses - net of tax                       (0.06)         (0.05)            (0.07)          (0.10)
       Extraordinary loss (d)                                     (0.06)          0.00             (0.17)          (0.00)
                                                            ------------   ------------      ------------    ------------
       Diluted EPS                                               ($0.91)         $0.20            ($0.14)          $1.14
                                                            ------------   ------------      ------------    ------------
       Weighted average shares outstanding - basic           41,399,061     41,560,019        41,244,621      42,797,133
                                                            ============   ============      ============    ============
       Weighted average shares outstanding - diluted         41,399,061(b)  41,580,916(c)     41,244,621(b)   49,606,913
                                                            ============   ============      ============    ============

(a) Operating (loss) income - Under generally accepted accounting principles, operating (loss) income, which excludes realized capital losses and extraordinary loss - net of tax, is not separately presented. It is presented here as supplemental information.

(b) Excludes the conversion of convertible debentures and options, which have an anti-dilutive effect.

(c) Excludes the conversion of convertible debentures, which have an anti-dilutive effect.

(d)  Extraordinary loss on extinguishment of debt, net of tax.


                                          December  31,                   December 31,
                                              2000                            1999
       (Dollars in millions)

       ASSETS                                $4,860                          $4,033

       SHAREHOLDERS' EQUITY                    $352                            $358